EXHIBIT 99.1
                                                            FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                          Investor Relations: Joan Wolf: 631/650-6201
                                                                         Bliss PR: John Bliss: 212/840-1661

VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 3, 2011 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2010. The announcement was made by Chairman and CEO Ken Darby, who said order intake was the strongest since the December quarter one year ago, but extended customer delivery schedules held down revenue gains.

For the first fiscal quarter of 2011, net sales increased 6% to $11.7 million, compared with $11.1 million in the year ago period.  A net loss was incurred of $454,000 ($.10 per share), compared with a net loss of $697,000 ($.15 per share) in the prior year quarter.

U.S. sales increased to $7.3 million, up 15% from $6.4 million, while foreign sales were $4.4 million, down 7% from $4.7 million in the year ago period. “While shipment levels were affected by customer delivery schedules, incoming orders for the quarter were $13.3 million, up 25% over the previous quarter and the highest we have seen in the past four quarters”, Mr. Darby said.

Gross margins were essentially flat at 41.0%, compared with 41.8% for the prior year, while operating expenses declined $206,000 principally as a result of lower selling costs.

Mr. Darby said Vicon will showcase several new products at a major industry trade show in April.  Highlighting the show will be a new range of Surveyor PTZ high definition cameras and several enhancements to ViconNet®, the Company’s physical security information management application.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about anticipated revenues, anticipated earnings or losses, earnings or losses per share, the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, expectations, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.
Condensed Statement of Operations
(Unaudited)

	First Quarter Ended December 31,
	2010	2009

Net sales	$11,728,000	$11,099,000
Gross profit	4,809,000	4,637,000
Selling, general and
administrative expense	4,094,000	4,385,000
Engineering and development
expense	1,441,000	1,356,000
Operating loss	(726,000)	(1,104,000)
Loss before income taxes	(631,000)	(1,057,000)
Income tax benefit	(177,000)	(360,000)

Net loss	$(454,000)	$(697,000)

Loss per share:

Basic and Diluted	$(.10)	$(.15)

Shares used in computing
loss per share:

Basic and Diluted	4,481,000	4,589,000